Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-184216) and Form S-8 (Nos. 333-130237, 333-157945, 333-164569, 333-171984, 333-179452, 333-186398 and 333-189797) of Cynosure, Inc. of our report dated November 4, 2014, with respect to the consolidated financial statements of Ellman Holding Corporation and Subsidiaries as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011, included in this Current Report on Form 8-K/A.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

November 7, 2014